EXHIBIT 99.1

Company Contacts

Pamela Rembaum

Director, Investor Relations

(561) 451-1028

Artesyn Appoints Gary Larsen as Chief Financial Officer

Boca Raton, Fla., October 27, 2005 - - Artesyn Technologies, Inc. (Nasdaq: ATSN), a leading power conversion and embedded systems supplier for infrastructure applications within the communications marketplace, today announced the promotion of Gary Larsen to the Company’s Vice President of Finance and Chief Financial Officer. Mr. Larsen has been serving as the interim CFO since May 2005.

Joseph O'Donnell, Artesyn's President and Chief Executive Officer, said, “Gary has really stepped up to the plate since accepting the interim CFO role six months ago. This is a well-deserved promotion and we look forward to his ongoing contributions.”

Gary Larsen joined Artesyn in May 1999 as the Corporate Controller. With more than 20 years of financial experience, Mr. Larsen, a certified public accountant, started his career at KPMG and worked at W.R. Grace & Co. for 11 years in various finance roles.

About Artesyn Technologies, Inc.

Artesyn Technologies, Inc., headquartered in Boca Raton, FL., is a world leader in the design, manufacture and sale of power conversion and embedded board solutions for infrastructure applications in server and storage, networking, wireless and telecommunications systems. The Company’s products are used in middle to high-end servers, data storage devices, routers, hubs, high-speed modems, RF amplification systems, base station controllers and transceivers. The Company has a global sales reach with design and manufacturing facilities in Asia, Europe and North America. Artesyn is a public company whose common stock is traded on the Nasdaq stock market under the symbol ATSN. For more information, please visit the Company's web site at www.artesyn.com.